Exhibit 10.5

[ * ] – CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, iTEM 601(B)(10). sUCH EXCLUDED INFORMATION IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

2024 DEVELOPMENT FUNDING LOAN AGREEMENT

THIS 2024 DEVELOPMENT FUNDING LOAN AGREEMENT (as the same may from time to time be amended, modified, supplemented or restated, this “Agreement”) dated as of May 22, 2024 (the “Effective Date”) among ROYALTY PHARMA DEVELOPMENT FUNDING, LLC, a Delaware limited liability company (“RP” and a Lender and together with RP’s affiliates, successors and/or assignees that become a Lender or lenders hereunder, collectively but not jointly, the “Lenders”) and CYTOKINETICS, INCORPORATED, a Delaware corporation with offices located at 350 Oyster Point Boulevard, South San Francisco, CA 94080 (“Company”), provides the terms on which the Lenders shall lend or otherwise provide financing to Company and Company shall repay the Lenders.

The lending opportunity contemplated hereby is being provided in connection with the parties’ (or their Affiliates’) entry into the Concurrent Agreements and the substantially concurrent consummation of the transactions contemplated hereby and thereby (the “Concurrent Transactions”). In consideration of the representations, warranties, covenants and other agreements set forth herein and in connection with the Concurrent Transactions, the parties agree as follows:

ARTICLE 1

ACCOUNTING AND OTHER TERMS

Section 1.1 Accounting Terms and Principles. Accounting terms not defined in this Agreement shall be construed in accordance with GAAP. Calculations and determinations must be made in accordance with GAAP. Notwithstanding any other provision contained in this Agreement or in any other Loan Document, all terms of an accounting or financial nature used herein and in the other Loan Documents shall be construed, and all computations of amounts referred to herein and in the other Loan Documents shall be made, without giving effect to (i) any election under Statement of Financial Accounting Standards No. 159 (Codification of Accounting Standards 825-10) to value any indebtedness or other liabilities of Company or any of its Subsidiaries at “fair value,” as defined therein, and (ii) any changes to the GAAP accounting model for leases of the type described in Financial Accounting Standards Board Accounting Standards Update No. 2016-02 (February 2016), Leases (Topic 842) (“ASU 2016-02”) for fiscal years ending after December 18, 2018. For the avoidance of doubt, all obligations of any person that are or would be characterized as operating lease obligations in accordance with GAAP prior to the applicability of ASU 2016-02 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as capital lease obligations) for purposes of this Agreement regardless of any change in GAAP pursuant to ASU 2016-02 that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as capital lease obligations.

Section 1.2 Capitalized Terms and Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Article 14. Terms used herein (whether capitalized or not) that concern the Collateral (or the creation, perfection, priority, protection or enforcement of Liens thereon) that are not otherwise defined herein shall have the meaning assigned thereto in Article 8 or Article 9 (as applicable) of the UCC if such terms are so assigned a meaning in such Articles of the UCC.

Section 1.3 Interpretation. All references to “Dollars” or “$” are United States Dollars, unless otherwise noted. In this Agreement and the other Loan Documents, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun. The division of this Agreement and the other Loan Documents into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions. The words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement (or other applicable Loan Document) as a whole and not to any particular Article or Section hereof (or thereof). The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The use in any of the Loan Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. References to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement (or other applicable Loan Document). Unless specifically stated otherwise, any reference to any of the Loan Documents means such document as the same shall be amended, restated, supplemented or otherwise modified and from time to time in effect. Unless otherwise specified herein or therein, all terms defined in any Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation, and any reference to any law or regulation, shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Whenever any reference is made in any Loan Document to any Person such reference shall be construed to include such Person’s permitted successors and permitted assigns. Unless otherwise specified, all references in any Loan Document to times of day shall be references to New York City, New York time. The terms “shall” and “will” are used interchangeably in this Agreement and the other Loan Documents and mean for Company and its Subsidiaries to have an absolute obligation to perform or do (or not perform or not do) a certain action or event, as the context may require. Any reference to “payment in full”, “paid in full”, “repaid in full”, “prepaid in full”, “redeemed in full” or any other term or word of similar effect used in this Agreement or any other Loan Document with respect to the Loans or the Obligations shall mean all Loans and all Obligations (in each case, including, without limitation, the Applicable Payment Amount (and, if in Scenario 1, any Royalty payment amount) and all other amounts other than inchoate indemnity and expense reimbursement obligations that have not yet been asserted) have been repaid in full in cash and have been fully performed. The payment, prepayment, redemption, defeasance, repurchase or repayment of any principal, interest, fees, Applicable Payment Amount, Royalty payment amount, other amounts and/or other Obligations under this Agreement or the other Loan Documents shall be made in cash in Dollars unless expressly stated otherwise herein or therein.

Section 1.4 Business Day Adjustment. Except as otherwise expressly stated herein or in any other Loan Document, if the day by which any payment or other performance is due to be made is not a Business Day, that payment or performance shall be made by the immediately preceding Business Day.

Section 1.5 Officers. Any document, agreement or instrument delivered under the Loan Documents that is signed by a Responsible Officer or any other officer of Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Company and such Responsible Officer or other officer shall be conclusively presumed to have acted on behalf of Company in such person’s capacity as a Responsible Officer or other officer of Company and not in any individual capacity.

ARTICLE 2

LOANS AND TERMS OF PAYMENT

Section 2.1 Promise to Pay. Company hereby unconditionally promises to pay Lender, the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon, the Applicable Payment Amounts and any other amounts and Obligations due hereunder or under the other Loan Documents as and when due in accordance with this Agreement or such other Loan Document, as applicable.

Section 2.2 Loans.

(a) Availability. Subject to the terms and satisfaction of the applicable conditions in this Agreement, the Lenders will, subject to the applicable conditions in this Agreement, severally (and not jointly) make a loan to Company on the Effective Date in an aggregate amount of $100,000,000.00 (the “Loan”). After repayment of the Loan, the Loan may not be re-borrowed.

(b) Repayment. Except as otherwise expressly specified in Section 2.2(c) and Section 2.2(d), with respect to the Loan made by the Lenders, Company shall make (i) in Scenario 1, (A) quarterly cash payments (on or prior to the applicable Quarterly Deadline) commencing with the Quarterly Deadline for the calendar quarter in which FDA Approval occurs (provided that with respect to the calculation of Royalty for such calendar quarter, for Net Sales made by the counterparty to any out-license for which payment is received by the Company fewer than [ * ] calendar days prior to the Quarterly Deadline that is not the result of an agreement by the Company or any of its Affiliates with such counterparty to intentionally contravene the requirement for such Net Sales to be included in such Royalty payment calculation inconsistent with ordinary course of dealings and customary trade practices, such Net Sales shall be included in the calculation of the Royalty for the next calendar quarter (the resulting Royalty payment, the “Catch Up Royalty Payment”); provided further that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, to the extent a situation occurs where the Royalty is (and future Royalty payments and Scheduled Payments are) terminated with respect to any payment of the Obligations made (such as, for example, a Payment upon Change of Control pursuant to Section 2.8), solely to the extent the Lenders have not been fully compensated by the Floor Amount specified in Schedule 2.2(b) after taking into account the full amount of the Catch Up Royalty Payment, such Catch Up Royalty Payment with respect to such Net Sales shall continue to be owed, due and payable by Company to the Lenders for the next calendar quarter on or prior to the Quarterly Deadline regardless of any such payment of the Obligations, and this Agreement and the other Loan Documents shall remain in full force and effect until such Catch Up Royalty Payment is made in cash by Company to the Lenders), in an amount equal to the amounts stated on Schedule 2.2(b) attached hereto for the applicable calendar quarter, and (B) (y) a cash payment of $75,000,000 on the date that is ten (10) Business Days after FDA Approval, and (z) a cash payment of $25,000,000 on the date of the first anniversary of FDA Approval, (ii) in Scenario 2, 18 equal quarterly cash payments on the last Business Day of each calendar quarter totaling 237.5% of the principal amount of the Loan commencing on March 31, 2030, (iii) in Scenario 3, 22 equal quarterly cash payments on the last Business Day of each calendar quarter totaling 227.5% of the principal amount of the Loan commencing on September 30, 2028, and (iv) in Scenario 4, 22 equal quarterly cash payments on the last

Business Day of each calendar quarter totaling 227.5% of the principal amount of the Loan commencing on September 30, 2026 (all of the required payments pursuant to this clause (b), including all Royalty payments (including Catch Up Royalty Payments, Scenario 1 Royalty Payments and future Royalty payments), the “Scheduled Payments”). The Loan may only be prepaid, paid or repaid in accordance with Sections 2.2(b), 2.2(c), 2.2(d) or 2.8. Together with each quarterly cash payment made in Scenario 1, the Company shall provide RP with a certificate (which each such certificate shall be deemed a Loan Document) duly executed by a Responsible Officer of the Company certifying as to the truthfulness, correctness and completeness of (and including) (A) a detailed calculation of Net Sales (including deductions from gross sales to Net Sales), (B) a detailed calculation of the Royalty, and (C) for the first eighteen (18) quarterly payments under Scenario 1, whether the Royalty or the Floor Amount specified in Schedule 2.2(b) is due for such quarter (with respect to this Clause (C), subject to the provisos set forth in Section 2.2(b)(i)(A) above).

(c) Mandatory Payments. (i) If the Loans are accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a), other than an Event of Default described in Section 8.5, or (ii) if any or all of the loans and other obligations (including, without limitation, the “Obligations” (as defined in the 2022 DFA) under the 2022 DFA are voluntarily prepaid or paid, defeased or repurchased early (whether pursuant to Section 2.2(e) thereof or otherwise and regardless of whether all of the requirements set forth in Section 2.2(e) thereof are fully satisfied), Company shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal the Regular Default Payment with respect to the Loan. If the Company is in Scenario 1, then in addition to any such acceleration, prepayment, payment, defeasance or repurchase described in the foregoing sentence, the Company shall make True-Up Payments and, without duplication, subsequent Royalty payments to the Lenders each calendar quarter on or prior to the Quarterly Deadline. If the Loan is accelerated following the occurrence of an Event of Default described in Section 8.5, Company shall immediately pay to the Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal the Specified Default Payment with respect to the Loan.

(d) Voluntary Prepayment of Loans. Company may at any time prepay all (but not less than all) of the Loan advanced by the Lenders under this Agreement, so long as (i) Company provides written notice to the Lenders of Company’s election to prepay all of the outstanding Loans at least ten (10) Business Days prior to such prepayment (the date of such prepayment, the “Prepayment Date”), (ii) the Company is in Scenario 1, Scenario 2, Scenario 3 or Scenario 4, and (iii) Company pays the Final Payment to Lenders on the date of prepayment indicated in such notice. The prepayment notice delivered by Company pursuant to the immediately preceding sentence shall be irrevocable; provided that such prepayment notice may state that such prepayment notice is conditioned upon the effectiveness of other transactions or events specified therein, in which case such notice may be permanently revoked by Company (by written notice to the Lenders on or prior to the specified effective date) if such condition is not satisfied (and Company certifies in writing thereto). With respect to Scenario 2, Scenario 3 and Scenario 4, upon payment of the Final Payment by Company, Company’s obligations to pay any Scheduled Payments shall be deemed satisfied. If the Company is in Scenario 1, then in addition to the payment of the Final Payment by Company, Company shall make True-Up Payments and, without duplication, subsequent Royalty payments to the Lenders each calendar quarter on or prior to the Quarterly Deadline.

Section 2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Loans shall accrue interest, which interest amount is included in Applicable Payment Amounts, as applicable, and which interest shall be payable, earned and applied as set forth in Sections 2.2(b), 2.2(c), and 2.2(d). Interest shall accrue on the Loan commencing on, and including, the Funding Date of the Loan, and shall accrue on the principal amount outstanding under the Loan through and including the day on which the Loan is paid in full.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations (other than Royalty payments not yet due and payable for calendar quarters occurring thereafter) shall accrue interest at a rate equal to 4% over the Prime Rate (the “Default Rate”); provided that, solely in the case of an Event of Default for the violation of any covenant in Article 6 (other than Sections 6.1(a), 6.2(a)(i), 6.2(a)(ii), 6.2(a)(iii) and 6.4, the last sentence of Section 6.9 and Section 6.11), the Default Rate shall accrue instead upon written notice from a Lender following such Event of Default. Notwithstanding anything to the contrary in this Agreement or any other Loan Document and for the avoidance of doubt, the Default Rate, if applicable pursuant to this Section 2.3(b), shall accrue (and be in addition to) to any interest which is included in Applicable Payment Amounts. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Lender.

(c) Payments. Except as otherwise expressly provided herein, all payments by Company under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Lender’s office in immediately available funds on the date specified herein. Payments of principal and/or interest received after 12:00 noon New York time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the immediately preceding Business Day. All payments to be made by Company hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. All payments of any Obligations under the Loan Documents (including, without limitation, any Obligations) shall be made to [ * ].

Section 2.4 Promissory Notes; Note Register.

(a) Each Loan shall be evidenced by a separate Promissory Note in the form attached as Exhibit A hereto (each a “Promissory Note”), and shall be repayable as set forth in this Agreement. Company irrevocably authorizes each Lender to make or cause to be made, at the time of receipt of any payment of principal on such Lender’s Promissory Note, an appropriate notation on the applicable Promissory Note reflecting the receipt of such payment. The outstanding amount of each Loan set forth on the applicable Promissory Note shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Promissory Note shall not limit or otherwise affect the obligations (including, without limitation, the Obligations) of Company under any Promissory Note or any other Loan Document to make payments of principal of or interest on, and any other Obligations (including, without limitation, the Applicable Payment Amount) owed under, any Promissory Note when due. Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Promissory Note, Company shall issue, in lieu thereof, a replacement Promissory Note in the same principal amount thereof and of like tenor. Upon any assignment or transfer of any Promissory Note by a Lender, upon such Lender’s (or such assignee’s or transferee’s) request, Company shall issue a new Promissory Note reflecting the assigned or transferred interest and a separate new Promissory Note covering any interest remaining with the assigning or transferring Lender.

(b) Company will maintain at all times at its principal executive office a register for the Promissory Notes in which it shall record the name and address of the Person or Persons in whose name the Promissory Notes have been issued (including the name and address of each transferee of one or more Promissory Notes) and the principal amount of the Promissory Notes held by such Person or Persons (the “Note Register”). The Register shall be available for inspection by RP or any Lender at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained herein, the Promissory Notes are registered obligations and the right, title, and interest of each Lender and its assignees in and to such Promissory Notes shall be transferable only upon notation of such transfer in the Note Register. The Promissory Notes shall only evidence a Lender’s or its assignee’s right, title and interest in and to the related Promissory Notes, and in no event is any such Promissory Note to be considered a bearer instrument or obligation. For the avoidance of doubt, the foregoing provisions are intended to comply with the registration requirements in Treasury Regulations Section 5f.103-1(c), so that the Promissory Notes are considered to be issued in “registered form” within the meaning of such regulations, and all parties hereto shall construe the provisions of this Agreement to ensure that the Promissory Notes will be considered to have been so issued.

(c) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest in the obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 2.5 Fees and Expenses. Company shall pay to each Lender:

(a) Applicable Payment Amount. The Lender’s Pro Rata Share of the Applicable Payment Amount, when due hereunder. The parties hereto hereby acknowledge and agree that, in light of the impracticality and extreme difficulty of ascertaining actual damages, the Final Payment Make Whole Amount, Payment upon Change of Control Make Whole Amount, the Regular Default Payment Make Whole Amount, and the Specified Default Payment Make Whole Amount (which comprise a portion of the Final Payment, Payment upon Change of Control, the Regular Default Payment, and the Specified Default Payment respectively) shall constitute liquidated damages and are each a reasonable calculation of the actual damages that would be suffered by the Lenders as a result of any prepayment, early repayment or acceleration, as applicable, of the Loan and are each intended to compensate the Lenders for, among other damages, the loss of yield and reinvestment costs. The parties hereto hereby further acknowledge and agree that the Lenders would not have entered into this Agreement, and the Lenders would not have provided the Loan and would not have made any Loan, without Company agreeing to pay the Applicable Payment Amount (including, without limitation, Final Payment Make Whole Amount, Payment upon Change of Control Make Whole Amount, the Regular Default Payment Make Whole Amount, and the Specified Default Payment Make Whole Amount, as applicable) in accordance with the provisions of this Agreement. The parties hereto hereby further acknowledge and agree that neither the Final Payment Make Whole Amount, Payment upon Change of Control Make Whole Amount, the Regular Default Payment Make Whole Amount nor the Specified Default Payment Make Whole Amount is intended to act as a penalty or to punish Company for any prepayment, early repayment or acceleration of any Loan. Notwithstanding the foregoing, in the event that a court of competent jurisdiction determines (pursuant to a final order that is not subject to a pending appeal and is no longer appealable) that the Final Payment Make Whole Amount,

Payment upon Change of Control Make Whole Amount or the Regular Default Payment Make Whole Amount with respect the Loan is unenforceable, disallowed or for any other reason not payable to the Lenders, then an amount equal to the lesser of (a) the maximum amount permitted by law and (b) the Final Payment Make Whole Amount, Payment upon Change of Control Make Whole Amount, the Regular Default Payment Make Whole Amount or the Specified Default Payment Make Whole Amount, as applicable, with respect to the Loan shall be immediately due and payable and such amount shall be deemed to replace the Final Payment Make Whole Amount, Payment upon Change of Control Make Whole Amount, the Regular Default Payment Make Whole Amount or the Specified Default Payment Make Whole Amount, as applicable, with respect to the Loan.

(b) Lenders’ Expenses. All Lenders’ Expenses of such Lender incurred after the Effective Date, on the earlier of (i) when due pursuant to Section 9.1 and (ii) within [ * ] Business Days of written demand therefor. Upon the reasonable written request therefor by Company, the applicable Lender will provide Company reasonable documentation of such Lenders’ Expenses incurred, subject to redactions and removals for attorney-client privilege information, conflicts of interest information, loan or other obligations restructuring (or potential loan or other obligations restructuring) information and other sensitive information.

Section 2.6 Withholding. Payments received by the Lenders from Company hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto) (“Taxes”), except as required by any Requirement of Law. Specifically, if at any time any Requirement of Law (as determined in the good faith discretion of the Company) require Company to make any Tax withholding or deduction from any such payment or other sum payable hereunder to the Lenders, Company shall be entitled to make such Tax deduction or withholding and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with Requirement of Law and, if such Tax is an Indemnified Tax, then the sum payable by the Company to the applicable Lender shall be increased as necessary so that after such deduction and withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.6) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. Company will, upon request, furnish the Lenders with proof reasonably satisfactory to the Lenders indicating that Company has made such withholding payment; provided, however, that Company need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings in accordance with GAAP. The agreements and obligations of Company contained in this Section 2.6 shall survive the termination of this Agreement. Prior to becoming a party to this Agreement, each Lender shall provide to Company an IRS Form W-9 or appropriate IRS Form W-8, as applicable, providing that such Lender is entitled to an exemption from U.S. federal “backup” withholding.

Section 2.7 Mitigation. If any Lender requires the Company to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.6, then such Lender shall (at the written request of the Company) use reasonable efforts to designate a different lending office for funding or booking its loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.6, in the future, and (ii) would not subject such Lender to any unreimbursed loss, cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all losses and reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.8 Change of Control.

(a) If at any time after the date hereof, Company enters into a definitive agreement to consummate, or a Change of Control is otherwise announced, (x) the Company shall have the option to pay off the Obligations in full in cash, and (y) RP shall have the option to declare all Obligations (including, without limitation and without duplication, the Payment upon Change of Control) immediately due and payable (the options in clauses (x) and (y), collectively, the “Buy-Out Options” and each, a “Buy-Out Option”). Either party may (but is not obligated to) exercise the Buy-Out Option once only with respect to such Change of Control and solely during the Option Exercise Period by delivering to the other party a written notice stating its decision to exercise the Buy-Out Option (the “Buy-Out Notice”). Exercise, declination or waiver of the Buy-Out Option by either party shall be irrevocable. The consummation of the Buy-Out Option following the exercise of the Buy-Out Option by either party shall be contingent upon the consummation of either (i) the Change of Control identified in the Buy-Out Notice (the “Original Transaction”) or (ii) a different Change of Control prior to, concurrently with or promptly following the termination of the Original Transaction (a “Topping Transaction”, and collectively with the Original Transaction, a “COC Transaction”); if neither the Original Transaction nor a Topping Transaction is consummated, the exercise of the Buy-Out Option shall be void and with respect to such Change of Control, and each of Company and RP shall have the option to exercise the Buy-Out Option with respect to a subsequent Change of Control in accordance with the foregoing provisions. “Option Exercise Period” means the time period commencing on the date RP receives written notice from Company of Company’s entry into a definitive agreement for a, the announcement of a forthcoming or contemplated, or the commencement of a tender offer that, if completed, would constitute a, Change of Control, and ending on the earlier of (A) the [ * ] calendar day after such date that such written notice is delivered by Company to RP and [ * ] Business Days prior to the anticipated closing date of such Change of Control, so long as such date is at least [ * ] Business Days after Company has provided RP such written notice; provided that if Company fails to deliver such written notice, RP may exercise its Buy-Out Option at any time after obtaining knowledge thereof with no deadline applying to RP to exercise its Buy-Out Option.

(b) If either party exercises the Buy-Out Option, Company shall pay, or shall cause to be paid, all Obligations (including, for the avoidance of doubt, the Royalty) by paying an amount equal to the Payment upon Change of Control to RP on the consummation of the COC Transaction (or the following Business Day if the COC Transaction is consummated on a day that is not a Business Day), subject to the provisos set forth in Section 2.2(b)(i)(A). Upon receipt of the Payment upon Change of Control, subject to the provisos set forth in Section 2.2(b)(i)(A), all Company’s obligations to pay Scheduled Payments shall be deemed satisfied.

ARTICLE 3

CONDITIONS OF LOANS

Section 3.1 Conditions Precedent to Initial Credit Extension. Each Lender’s obligation to make a Loan on the Effective Date is subject to the condition precedent that RP and each Lender shall have received, in form and substance satisfactory to RP and each Lender:

(a) original Loan Documents, each duly executed by Company;

(b) an original Promissory Note duly executed and issued by Company in favor of RP;

(c) a Disbursement Letter duly executed by Company in favor of RP in the form of Exhibit B attached hereto;

(d) the representations and warranties set forth in Section 5 of this Agreement (and the certifications, representations and warranties in any certificates and other documents required to be delivered (or made (or deemed made)) as of the date hereof under this Section 3 and in any Concurrent Agreements) are true, accurate and complete;

(e) no default (including prior to giving effect to any grace or cure period) under any Loan Document or Event of Default shall have occurred and be continuing or result from Company entering into this Agreement, the other Loan Documents or any Transaction Agreement;

(f) Lenders shall have received (i) the Operating Documents and good standing certificates of Company and its Subsidiaries that are Loan Parties certified by the Secretary of State (or equivalent agency) of Company’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction of organization or formation and such jurisdiction in which Company and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date, (ii) resolutions of the board of directors (or comparable governing body) of Company and its Subsidiaries that are Loan Parties authorizing the execution and delivery of this Agreement, the other Loan Documents, the Concurrent Agreements and the other ancillary documents required to be delivered under this Agreement, any other Loan Document or any of the Concurrent Agreements and the performance thereby of all obligations hereunder or thereunder and the consummation of the other transactions contemplated by this Agreement, the other Loan Documents or any of the Concurrent Agreements, (iii) an incumbency certificate certifying as to the officers of Company and its Subsidiaries who will be executing and delivering (and who are authorized to execute and deliver) this Agreement, the other Loan Documents, the Concurrent Agreements and the other ancillary documents required to be delivered under this Agreement, the other Loan Documents or any of the Concurrent Agreements, and (iv) an officer’s certificate of Company and its Subsidiaries that are Loan Parties duly executed and delivered by the President, Chief Executive Officer or Chief Financial Officer of Company and any such Subsidiaries attaching the documents and items listed in the foregoing clauses of this Section 3.1(g) and certifying as to the truthfulness, correctness and completeness thereof;

(g) duly executed original officer’s certificate for Company and each Subsidiary that is a party to the Loan Documents, in a form acceptable to RP and the Lenders, which shall include that (i) all of the conditions in this Section 3.1(d) and (e) have been satisfied and (ii) Company and its Subsidiaries are each Solvent;

(h) certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement and intellectual property searches, as RP shall request, which, in each case, shall reflect that there are no Liens on any of the assets of Company or any of its Subsidiaries other than Permitted Liens;

(i) (i) a duly executed legal opinion of counsel to Company with respect to this Agreement, any Loan Documents entered into on or about the Effective Date, the 2022 DFA and any “Loan Documents” (as defined in the 2024 DFA) entered into on or about the Effective Date and the transactions contemplated hereby and thereby, dated as of the Effective Date, in form and substance satisfactory to the Lenders, and (ii) a duly executed legal opinion of counsel to Company with respect to the Concurrent Agreements (other than the 2024 DFA and any “Loan Documents” (as defined in the 2024 DFA)) and the transactions contemplated thereby, dated as of the Effective Date, in form and substance satisfactory to the Lenders; and

(j) the Concurrent Agreements duly executed by Company and the other parties thereto, each of which shall be in full force and effect as of such time and the transactions thereunder that are intended to occur on the Effective Date shall have occurred (or shall have substantially concurrently occurred) pursuant to the terms and conditions thereof.

Section 3.2 Covenant to Deliver. Company agrees to deliver to RP and the Lenders each item required to be delivered to RP under this Agreement as a condition precedent to any Credit Extension. Company expressly agrees that a Credit Extension made prior to the receipt by RP or any Lender of any such item shall not constitute a waiver by RP or any Lender of Company’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in each Lender’s sole discretion.

Section 3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Loan set forth in this Agreement by 12:00 noon New York time (or such later time agreed to by RP in its sole discretion) on the Effective Date, each Lender shall credit the amount of the Loan to the Company’s account detailed in the Disbursement Letter on the Effective Date.

ARTICLE 4

[RESERVED]

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Company represents and warrants to the Lenders as follows:

Section 5.1 Due Organization, Authorization: Power and Authority. Company and each of its Subsidiaries is duly existing and in good standing as a registered organization in its jurisdictions of organization or formation and Company and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. The execution, delivery and performance by Company and each of its Subsidiaries of the Loan Documents and the Concurrent Agreements to which it is a party have been duly authorized, and do not (i) conflict with any of Company’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Company or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under or breach of any material agreement (including, without limitation, the Transaction Agreements) by which Company or any of such Subsidiaries, or their respective properties, is bound. Neither Company nor any of its Subsidiaries is in default under (a) any agreement (including, without limitation, any Transaction Agreement) to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change or (b) any Loan Document.

Section 5.2 Product. As of the Effective Date, the Product has not received FDA Approval. As of the Effective Date, the Company is planning to conduct all Clinical Trials, including Phase 3 Clinical Trials, necessary to (a) meet the Phase 3 Success Criteria and (b) receive FDA Approval, in each case of clauses (a) and (b), for the Product as the Product exists as of the Effective Date. As of the Effective Date, the Company has not granted any Third Party any licenses or rights to Commercialize the Product other than [ * ]. As of the Effective Date, the Company has provided RP with all material regulatory correspondence relating to the Product.

Section 5.3 Litigation. Except as disclosed in accordance with Section 6.9 hereof, there are no actions, suits, investigations, or proceedings pending or, to Company’s Knowledge, threatened in writing by or against Company or any of its Subsidiaries involving more than [ * ].

Section 5.4 No Material Deterioration in Financial Condition; Financial Statements. All consolidated financial statements for Company and its Subsidiaries, delivered to RP fairly present, in conformity with GAAP, in all material respects the consolidated financial condition of Company and its Subsidiaries, and the consolidated results of operations of Company and its Subsidiaries. There has not been any Material Adverse Change since the date of the most recent financial statements submitted to any Lender.

Section 5.5 Solvency. Company, taken together with its Subsidiaries, is Solvent.

Section 5.6 Regulatory Compliance. Neither Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Company nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Company and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Company nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Company nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Company’s nor any of its Subsidiaries’ properties or assets has been used by Company or such Subsidiary or, to Company’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Company and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, in all material respects. None of Company, any of its Subsidiaries, or, to Company’s Knowledge, any of Company’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, is (i) in violation of any Anti- Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) a Blocked Person. None of Company, any of its Subsidiaries, or to Company’s Knowledge, any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order, or any other Anti-Terrorism Law.

Section 5.7 Investments. Neither Company nor any of its Subsidiaries owns any stock, shares, partnership interests, other equity securities or other Equity Interests except as set forth on Schedule 5.7, Permitted Investments and as otherwise disclosed in writing to the Lenders as an update to Schedule 5.7 (but solely to the extent such transaction would not be in violation of Section 7.7).

Section 5.8 Tax Returns and Payments; Pension Contributions. Company and each of its Subsidiaries has timely filed all required tax returns and reports or extensions thereof, and Company and each of its Subsidiaries, has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Company and such Subsidiaries, in all jurisdictions in which Company or any such Subsidiary is subject to taxes, including the United States, unless such taxes are being contested in accordance with the following sentence. Company and each of its Subsidiaries, may defer payment of any contested taxes, provided that Company or such Subsidiary, in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted and for which adequate reserves are being maintained in accordance with GAAP. To Company’s Knowledge, there are no claims or adjustments proposed for any of Company’s or such Subsidiaries’ prior tax years which could result in additional taxes becoming due and payable by Company or its Subsidiaries. Company and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Company nor any of its Subsidiaries have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Company or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

Section 5.9 Use of Proceeds. Company shall use the proceeds of the Credit Extensions solely (i) to support the Development or Commercialization of the Product, (ii) to pay transaction fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement, and (iii) as working capital and to fund its general business requirements.

Section 5.10 [Reserved].

Section 5.11 Full Disclosure. No written representation, warranty or other statement of Company or any of its Subsidiaries in any certificate or written statement given to RP or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to RP or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Company in good faith and based upon assumptions believed by Company to be reasonable at the time made are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results and that such differences may be material, and no representation or warranty is given that any projection or forecast will be realized).

Section 5.12 Definition of “Knowledge”. For purposes of the Loan Documents, whenever a representation or warranty is made to Company’s Knowledge, or with a similar qualification, “Knowledge” means the actual knowledge [ * ], after reasonable due inquiry; provided that in the case of “Company’s Knowledge” with respect to agents of Company or its Subsidiaries in the second paragraph of Section 5.6, it shall mean actual knowledge of the foregoing officers, without any inquiry.

ARTICLE 6

AFFIRMATIVE COVENANTS

Company shall, and shall cause each of its Subsidiaries to, do all of the following:

Section 6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which Company or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b) Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Company and its Subsidiaries of their respective businesses and obligations under the Loan Documents. Company shall promptly provide copies to the Lenders of any material Governmental Approvals related to any Products in the United States and the Major European Countries.

Section 6.2 Financial Statements, Reports, Certificates.

(a) Deliver the Lenders:

(i) as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter (other than the fourth fiscal quarter of any fiscal year), a company prepared consolidated balance sheet, income statement and cash flow statement covering the consolidated operations of Company and its Subsidiaries for such quarter;

(ii) as soon as available, but no later than ninety-five (95) days after the last day of Company’s fiscal year or within five (5) days of filing with the SEC, audited consolidated financial statements of Company and its Subsidiaries prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from Ernst & Young LLP or another independent certified public accounting firm of recognized national standing;

(iii) as soon as available after approval thereof by Company’s Board of Directors, but no later than sixty (60) days after the last day of each of Company’s fiscal years, Company’s and its Subsidiaries’ annual financial projections for the entire current fiscal year as approved by Company’s Board of Directors, which such annual financial projections shall be set forth in a quarter by quarter format (such annual financial projections as originally delivered to the Lenders are referred to herein as the “Annual Projections”; provided that, any revisions of the Annual Projections that have been approved by Company’s Board of Directors, shall be delivered to the Lenders no later than seven (7) days after such approval);

(iv) within five (5) days of delivery, copies of all material statements, reports and notices made available to Company and its Subsidiaries’ holders of such Company’s and its Subsidiaries’ Indebtedness in excess of [ * ];

(v) within five (5) days of filing, all reports on Form 10-K, Form 10-Q, Form 8-K or any other form filed with the Securities and Exchange Commission;

(vi) prompt notice of any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property, taken as a whole, related to the Product;

(vii) the certificates and documents required by the last sentence of Section 2.2(b); and

(viii) other information as reasonably requested by any Lender.

Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered on the date on which Company posts such documents, or provides a link thereto, on Company’s website on the internet at Company’s website address.

(b) Keep proper books of record and account in accordance with GAAP in all material respects, in which full, true and correct entries shall be made of all dealings and transactions in relation to the business and activities of Company and its Subsidiaries. Company shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Company, during regular business hours upon reasonable prior written notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of Company’s Books, and to conduct a collateral audit and analysis of its operations. Such audits shall be conducted no more often than once in any twelve-month period unless (and more frequently if) an Event of Default has occurred and is continuing.

Section 6.3 [Reserved].

Section 6.4 Taxes; Pensions. Timely file and cause each of its Subsidiaries to timely file, all required tax returns and reports or extensions thereof and timely pay, and cause each of its Subsidiaries to timely file, all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Company or its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Lenders, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

Section 6.5 Insurance. Keep Company’s and its Subsidiaries’ business insured for risks and in amounts standard for companies in Company’s and its Subsidiaries’ industry and location.

Section 6.6 [Reserved].

Section 6.7 Protection of Intellectual Property Rights. Company and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to the Product; (b) promptly advise RP in writing of infringement by a third party of its Intellectual Property that is material to the Product; and (c) not allow any Intellectual Property material to the Product to be abandoned, forfeited or dedicated to the public without RP’s prior written consent (except for any abandonment, forfeiture or dedication to the public of any Intellectual Property or rights relating thereto that are uneconomical, negligible, obsolete, or otherwise no longer material to the Product, in each case, as determined by Company in good faith).

Section 6.8 Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to RP and the Lenders, without expense to RP or the Lenders, Company, its Subsidiaries and each of the Company’s and its Subsidiaries officers, employees and agents and Company’s and its Subsidiaries’ books and records, to the extent that RP or any Lender may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against RP or any Lender relating to Company or any of its Subsidiaries.

Section 6.9 Notices of Litigation and Default. Company will give prompt written notice to RP and the Lenders of any litigation or governmental proceedings pending or threatened (in writing) against Company or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Company or any of its Subsidiaries of [ * ] or more or which could reasonably be expected to have a Material Adverse Change. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Company’s Knowledge of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Company shall give written notice to RP and the Lenders of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

Section 6.10 Further Assurances.

(a) Execute and deliver any further agreements, instruments and documents and take further action as RP or any Lender reasonably requests to effect the purposes of this Agreement, any other Loan Document.

(b) Deliver to RP, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that (i) could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to the Product in the United States or the Major European Countries, or (ii) otherwise could reasonably be expected to have a Material Adverse Change; provided that in each case, Company shall be permitted to redact any data, reports or other information, the disclosure of which would violate confidentiality requirements or applicable laws, including, without limitation, Health Insurance Portability and Accountability Act of 1996 (or any comparable state laws), the General Data Protection Regulation (EU) 2016/679 (whether by direct application or contractual obligation), or other applicable data privacy laws, regulations or contractual obligations with respect to personal data.

Section 6.11 CK-586 Financing. (a) If Company commences material negotiation of a term sheet to enter, or cause any of its Subsidiaries to commence material negotiation of a term sheet to enter, into a CK-586 Financing, then Company shall provide the Lenders, not less than 20 days’ prior written notice of the expected (and actual) consummation of such CK-586 Financing, which notice shall include a reasonably detailed summary of the terms thereof (which such requirement may be satisfied by providing a copy of any term sheet for such proposed CK-586 Financing), and Company shall provide any such information thereafter to the Lenders that may be reasonably requested by any Lender. If such CK-586 Financing constitutes a Triggering CK-586 Financing, then, prior to Company or any of its Subsidiaries entering into any such Triggering CK-586 Financing, (A) (1) Company shall cause each Subsidiary of the Loan Parties that guarantees the Triggered CK-586 Financing to enter into, a guarantee (which shall be deemed to be a Loan Document) in favor of the Lenders (and, at the sole option of the Lenders, a security agent for the Lenders) in form and substance reasonably satisfactory to the Lenders, pursuant to which such Subsidiary guarantees all of the Obligations under this Agreement and the other Loan Documents, (2) Company shall enter into, and cause each Loan Party (and each such Subsidiary that will (or is required to) enter into a guarantee pursuant to clause (A)(1) enter into a guarantee) to enter into, a security agreement (which shall be deemed to be a Loan Document) with (and in favor of) the Lenders (or, at the sole option of the Lenders, a security agent acting on behalf of the Lenders) in form and substance reasonably satisfactory to the Lenders, pursuant to which Company and any such other Loan Party (and such Subsidiary that will (or is required to) enter into a guarantee pursuant to clause (A)(1) above) would grant to the Lenders (or a security agent acting on behalf of the Lenders) as security for payment of all of Company’s and each Loan Party’s Obligations under this Agreement and the other Loan Documents a first priority security interest and Lien (subject solely to Permitted Liens) in and to all right, title and interest in, to and under the Product Assets, the Products, all “proceeds” (as defined in the UCC) of the foregoing and all deposit accounts and securities accounts into which such proceeds are (or any of the collateral is) deposited, whether now owned or existing or hereafter acquired or arising (all such assets and security, collectively, the “Collateral”), and (3) Company shall enter into, and cause each Loan Party (and each such Subsidiary of the Loan Parties that will (or is required to) enter into a guarantee pursuant to clause (A)(1) above) to enter into, such other documents that are necessary or are reasonably requested by the Lenders to provide the Lenders (or, at the sole option of the Lenders, a security agent for the Lenders) a first priority security interest and Lien (subject solely to Permitted Liens) in the Collateral, (B) the Company shall cause (or cause the applicable Loan Party or Subsidiary to cause) lender or provider (or their agent, as applicable) of such Triggering CK-586 Financing (and any Indebtedness permitted by clause (e) of the definition of “Permitted Secured Indebtedness”) that is expressly permitted by this Agreement (and is actually) secured by the Product Assets for which a Triggering CK-586 Financing is also secured (and the Loan Parties shall, and shall cause any such applicable Subsidiary to) and the Loan Parties shall enter into a customary intercreditor agreement with the Lenders (or, at the sole option of the Lenders, a security agent for the Lenders) in form and substance reasonably satisfactory to the Lenders (a “Customary Intercreditor Agreement”) (and the Lender shall, without unreasonable delay and in good faith negotiate and enter into such Customary Intercreditor Agreement) and (C) Company shall, and shall cause the other Loan Parties (and such applicable Subsidiary) to take all actions necessary or reasonably requested by the Lenders to perfect, provide and maintain a first priority security interest (subject solely to Permitted Liens) in all of the Collateral.

(b) Subject to Section 12.5, Company and the Lenders agree to terminate and to cause its related Subsidiary to terminate any guaranty, security agreement and related documents executed pursuant to clause (a)(A) above upon Company’s payment in full of the Scheduled Payments (other than the Scenario 1 Royalty Payment), the Regular Default Payment, or the Final Payment, as applicable.

ARTICLE 7

NEGATIVE COVENANTS

Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of RP:

Section 7.1 Dispositions. (a) Convey, sell, lease, transfer, license, assign, or otherwise dispose of (collectively, “Transfer”) all or substantially all of the business or property of Company or any of its Subsidiaries (other than any Immaterial Subsidiary and, solely in connection with a Transfer of a CK-586 Subsidiary from a foreclosure or exercise of remedies pursuant to a Ring-Fenced CK-586 Financing, any CK-586 Subsidiary solely as permitted by (and in accordance with) the applicable intercreditor agreement in favor of the Lenders (or the security agent for the Lenders, as applicable)), or (b) Transfer the right to Commercialize the Product in the United States; provided, however, that the foregoing shall not restrict Company from, without RP’s consent, (i) selling, assigning, transferring, or otherwise disposing of inventory of the Product in the ordinary course of business in connection with the Development or Commercialization of the Product, (ii) entering into and performing obligations or exercising rights under a Co-Commercialization Agreement, (iii) selling, assigning, transferring or otherwise disposing of assets that are material to the Development or Commercialization of the Product that are no longer reasonably necessary in the Development or Commercialization of the Product (such as obsolete equipment); (iv) entering into a Permitted License; (v) any Transfer of assets among the Loan Parties; or (vi) any Transfer of Marketing Approvals for the Product in any jurisdiction (other than the United States) to any Subsidiary or other Person in connection with a permitted transfer hereunder for the Commercialization by such Subsidiary or Person of the Product in such jurisdiction (or in the case of the Transfer to a Subsidiary, in connection with Commercialization by a Loan Party in such jurisdiction).

Section 7.2 Changes in Business. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the business of developing and Commercializing pharmaceutical products and other businesses reasonably related or incidental thereto; or (b) liquidate or dissolve except that (i) any Subsidiaries of Company may be dissolved or liquidated into Company or another Loan Party and (ii) any Subsidiary that is not a Loan Party may be dissolved or liquidated into, any other Subsidiary that is not a Loan Party.

Section 7.3 Mergers or Acquisitions. (a) Merge or consolidate with any other Person unless (i) in connection with any merger or consolidation involving the Company, the Company is the surviving legal Person, (ii) in connection with any merger or consolidation of a Subsidiary with or into a Loan Party, the surviving legal Person is a Loan Party, or (iii) in connection with any merger or consolidation involving a Subsidiary of the Company that is not a Loan Party with any Person that is not a Loan Party, such Subsidiary is the surviving legal Person (except with respect to when such Subsidiary is an Immaterial Subsidiary) and (b) divide or split into one or more Persons unless all of the Persons into which the Company or any other Loan Party divided or split become co-Companies or Guarantors (with at least one such Person being a Company, which shall be determined by RP and the Lenders in their sole discretion).

Section 7.4 Indebtedness. (a) Create, incur, assume, or be liable for any Indebtedness secured by a Lien on the assets of the Company or its Subsidiaries other than Permitted Secured Indebtedness or (b) create, incur, assume, or be liable for any Indebtedness that is a debt security issued by the Company or its Subsidiaries which is convertible into or exchangeable for Equity Interests of the Company (or any of its Subsidiaries) and/or cash (in an amount determined by reference to the price of such Equity Interests), other than (I) Indebtedness that (i) is unsecured, (ii) will not have a stated maturity prior to the date that is the later of (A) five (5) years from the date of issuance and (B) December 31, 2029, (iii) has no scheduled amortization or principal payments or requires any mandatory redemptions or payments of principal in cash prior to the date that is five (5) years from the date of issuance other than customary payments upon the occurrence of an event of default, a change of control or fundamental change event (provided that this clause (iii) does not prohibit Company from (x) paying the principal amount of a convertible security in cash at maturity or voluntarily (but not mandatorily) upon conversion prior to maturity, (y) settling any conversion or exchange thereof in Equity Interests of the Company or (z) paying cash in lieu of fractional shares), and (iv) immediately before and after giving pro forma effect to the incurrence of such Indebtedness and any concurrent use of proceeds thereof, no default under the Loan Documents or Event of Default shall have occurred and be continuing, and (II) the Existing Convertible Indebtedness (and together with the Indebtedness that satisfies each of the requirements and conditions in preceding clauses (I), collectively, the “Permitted Convertible Indebtedness”).

Section 7.5 Amendments of Certain Documents. Amend or enter into any documents or agreements evidencing any Indebtedness, royalty purchase agreements, licenses, sublicenses or documents or agreements related to any biopharmaceutical products of Company or its Subsidiaries, in each case in a manner that would reasonably result in a Material Adverse Change.

Section 7.6 [Reserved]

Section 7.7 Distributions; Investments. (a) Pay any dividends (other than dividends payable solely in Equity Interests) or make any distribution or payment in respect of or redeem, retire or purchase any Equity Interests (all of the foregoing, the “Restricted Payments”) except that Company or any Subsidiary may (i) repurchase Equity Interests of Company from current or former employees, directors or consultants pursuant to stock repurchase agreements or stock purchase plans so long as such repurchases do not exceed [ * ] in the aggregate per fiscal year and no default under the Loan Documents or Event of Default then exists or would be caused thereby, (ii) repurchase Equity Interests of Company from current or former employees, directors or consultants pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees in the ordinary course of business regardless of whether an Event of Default exists, (iii) convert or exchange of any of its convertible securities of Company into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof to the extent no Event of Default then exists or would be caused thereby and, solely in the case of cash conversions (other than cash in lieu of fractional shares), no default under the Loan Documents then exists or would be caused thereby, (iv) purchase for value of any rights distributed in connection with any stockholder rights plan to the extent no default under the Loan Documents or Event of Default then exists or would be caused thereby, (v) purchases of Equity Interests of Company with the proceeds received from a substantially concurrent issuance of Equity Interests or convertible securities to the extent no default under the Loan Documents or Event of Default then exists or would be caused thereby; (vi) purchases of Equity Interests of Company pledged as collateral for loans to employees in the ordinary course of business to the extent no Event of Default then exists or would be caused thereby; (vii) purchases of Equity Interests of Company in connection with (A) the exercise of warrants, stock options or stock appreciation rights of Company by way of cashless (or “net”) exercise, or (B) the satisfaction of withholding tax obligations, in each case of this clause (vii), to the extent no Event of Default then exists or would be caused thereby; (viii) cash payments in lieu of the issuance of fractional shares upon exercise, conversion or exchange of warrants, stock option or convertible securities of Company to the extent no Event of Default then exists or would be caused thereby; and (ix) the purchase of any Permitted Equity Derivatives and any settlement, unwinding or other termination of any Permitted Equity Derivatives to the extent no default under the Loan Documents or Event of Default then exists or would be caused thereby or (b) directly or indirectly make any loan, advance, investment, payment or capital contribution to its Subsidiaries or Joint Ventures (other than Permitted Investments), unless such Subsidiary or Joint Venture provides a Guaranty in form and substance satisfactory to RP and the Lenders.

Section 7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Company or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Company’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Company or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) equity investments by Company’s investors in Company, (c) reasonable and customary fees paid to members of Company’s or a Subsidiary’s Board of Directors in the ordinary course of business; (d) (i) transactions among Loan Parties, (ii) transactions among Subsidiaries that are not Loan Parties and (iii) transactions solely with a CK-586 Subsidiary in connection with Permitted Investments, so long as such transactions are (A) in each case of clause (i), clause (ii) and clause (iii), Permitted Investments, (B) in each case of clause (i), clause (ii) and clause (iii), incurred in the ordinary course of business; provided that, solely in the case of clause (iii), a CK-586 Financing is not required to be in the ordinary course of business, and (C) in the case of clause (iii), upon fair and reasonable terms that are no less favorable to a Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person.

Section 7.9 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA in excess of [ * ], permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Company or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

Section 7.10 Compliance with Anti-Terrorism Laws. The Lenders hereby notify Company and each of its Subsidiaries that pursuant to the requirements of Anti-Terrorism Laws, and the Lenders’ policies and practices, the Lenders are required to obtain, verify and record certain information and documentation that identifies Company and each of its Subsidiaries and their principals, which information includes the name and address of Company and each of its Subsidiaries and their principals and such other information that will allow the Lenders to identify such party in accordance with Anti-Terrorism Laws. Neither Company nor any of its Subsidiaries shall, nor shall Company or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Company and each of its Subsidiaries shall immediately notify RP and the Lenders if Company or such Subsidiary has Knowledge that Company, or any Subsidiary or Affiliate of Company, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Neither Company nor any of its Subsidiaries shall, nor shall Company or any of its Subsidiaries permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

ARTICLE 8

EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

Section 8.1 Payment Default. Company or any other Loan Party fails to (a) make any Scheduled Payment or any other payment of principal or any payment of interest on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date (for the avoidance of doubt, any scheduled payment of the Royalty in Scenario 1 that is due or payable after the Maturity Date as specified in Schedule 2.2(b) shall not be due on the Maturity Date, and shall instead be due on each such scheduled payment date of the Royalty specified on Schedule 2.2(b) occurring after the Maturity Date), any scheduled payment date of the Royalty under Scenario 1 that is due or payable pursuant to Schedule 2.2(b) after the Maturity Date with respect to the Loan or the date of acceleration pursuant to Section 9.1(a) hereof). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

Section 8.2 Covenant Default.

(a) (i) Company, any other Loan Party or any of their respective Subsidiaries violates any covenant in Section 6.2(a)(i), 6.2(a)(ii) or 6.2(a)(iii), Section 6.4 (Taxes), Section 6.11 (CK-586 Financing)or Article 7, (ii) Company, any other Loan Party or any of their respective Subsidiaries violates the last sentence of Section 2.2(b) or the last sentence of Section 6.9 (Notice of Default) or (iii) Company, any other Loan Party or any of their respective Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates) (other than Section 6.2(a)(i), 6.2(a)(ii) or 6.2(a)(iii)), Section 6.5 (Insurance), Section 6.9 (Notice of Litigation and Default) (other than the last sentence thereof) or Section 6.10 (Further Assurances) and, solely in the case of this clause (a)(iii), Company has failed to cure such default within 10 days after the earlier of (A) receipt by Company or any of its Subsidiaries of notice of such default from RP or any Lender and (B) knowledge of such default by Company or any of its Subsidiaries; or

(b) Company, any other Loan Party or any of their respective Subsidiaries fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Article 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within 30 days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the 30 day period or cannot after diligent attempts by Company be cured within such period, and such default is likely to be cured within a reasonable time, then Company shall have an additional period (which shall not in any case exceed 45 days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this Section shall not apply, among other things, to covenants set forth in Section 8.2(a) above;

Section 8.3 [Reserved];

Section 8.4 Attachment; Levy; Restraint on Business. (a) Any material portion of Company’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (b) any court order enjoins, restrains, or prevents Company or any of its Subsidiaries from conducting any material part of its business;

Section 8.5 Insolvency. (a) Company, taken together with its Subsidiaries, is or becomes Insolvent; (b) Company or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Company or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while Company or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

Section 8.6 Other Agreements. There is a default in any agreement to which Company or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of [ * ] or that could reasonably be expected to have a Material Adverse Change; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon RP receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) RP or any Lender has not declared an

Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of RP be materially less advantageous to Company; provided, further, that this Section 8.6 shall not apply to (A) any secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if (x) such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) repayments are timely made as required by the terms of the respective Indebtedness, and (B) any Indebtedness of any Person that is being acquired by Company or any Subsidiary (to the extent such acquisition is not prohibited by the terms of this Agreement) that becomes due as a result of such acquisition so long as such Indebtedness is timely repaid as required by the terms thereof;

Section 8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least [ * ] (not covered by independent third-party insurance as to which liability has been accepted in full by such insurance carrier) shall be rendered against Company or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order or decree);

Section 8.8 Misrepresentations. Company or any of its Subsidiaries or any Person acting for Company or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to RP and/or Lenders or to induce RP and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

Section 8.9 Marketing Approvals. Any Marketing Approval of the Product from the FDA or the EMA shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change.

Section 8.10 Delisting. Other than in connection with a Change of Control, the shares of common stock of Company are delisted from The NASDAQ Stock Market because of either (a) a voluntary delisting or (b) a failure to comply with continued listing standards thereof, in either case which results in such shares not being listed on any other nationally recognized stock exchange in the United States.

Section 8.11 Concurrent Agreements and Existing Purchase Documents. A default shall occur in the payment when due in respect of any of Company’s obligations under any Concurrent Agreement or any Existing Purchase Document and such default continues for fifteen (15) Business Days after the earlier of (i) receipt by Company or any of its Subsidiaries of written notice thereof from RP, Royalty Pharma Investments 2019 ICAV, any Lender or any of their respective Affiliates or representatives (or, in each case, any assignee or transferee thereof) and (ii) the knowledge of such default by Company or any of its Subsidiaries; provided that such fifteen (15) Business Day period shall not commence at any time in which the non-payment is subject to a good faith dispute of the Company that is actively and continuously being pursued and negotiated.

Section 8.12 2022 DFA Default. An “Event of Default” (as defined under the 2022 DFA) occurs under the 2022 DFA or any other Loan Document (as defined in the 2022 DFA).

ARTICLE 9

RIGHTS AND REMEDIES

Section 9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, RP may, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Company, or (ii) by notice to Company declare all Obligations (including, without limitation and without duplication, the Regular Default Payment or the Specified Default Payment, as applicable) immediately due and payable (but if an Event of Default described in Section 8.5 occurs, all Obligations (including, without limitation and without duplication, the Specified Default Payment) shall be immediately due and payable without any notice or action by RP or the Lenders) or (iii) by notice to Company suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Company’s benefit under this Agreement or any other Loan Document (but if an Event of Default described in Section 8.5 occurs, all obligations, if any, of the Lenders to advance money or extend credit for Company’s benefit under this Agreement or any other Loan Document shall immediately terminate without any action by RP or the Lenders). Without limiting the rights of the RP and the Lenders (or any security agent therefor) set forth in the foregoing provisions of this Section 9.1(a), upon the occurrence and during the continuance of an Event of Default, the RP and the Lenders (or any security agent therefor) shall have the right, without notice or demand, to do any or all of the following, to the extent the Obligations are secured by any Collateral at such time, subject to the terms and provisions of any applicable Customary Intercreditor Agreement in effect at such time: (A) foreclose upon, dispose of and/or sell or otherwise liquidate, the Collateral, (B) apply to any Obligations any (1) balances and deposits of Company or any of its Subsidiaries that is Collateral or which RP or any Lender (or any security agent therefor) holds or controls or (2) any amount held or controlled by RP or any Lender (or any security agent therefor) owing to or for the credit or the account of Company or any of its Subsidiaries, or (C) take any other action with respect to the Collateral that (1) any secured creditor has available under the UCC, under other applicable law, in equity or otherwise or (2) RP or any Lender (or any security agent therefor) has available under any of the Loan Documents, any related documents or any applicable Customary Intercreditor Agreement.

(b) Without limiting the rights of RP and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, RP shall have the right, without notice or demand, to commence and prosecute an Insolvency Proceeding or consent to Company or any other Loan Party commencing any Insolvency Proceeding.

(c) Without limiting the rights of RP and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, RP shall have the right, without notice or demand, to exercise all rights and remedies available to RP and each Lender under the Loan Documents or at law or equity.

Section 9.2 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Company and each other Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by RP from or on behalf of Company or any of its Subsidiaries of all or any part of the Obligations, and, as between Company and its Subsidiaries on the one hand and RP and Lenders on the other, RP shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as RP may deem advisable notwithstanding any previous application by RP. RP, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of the Loan and the ratable distribution of interest, fees and reimbursements paid or made by Company or any of its Subsidiaries. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to the Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by RP. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims. To the extent any payment for the account of Company is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis.

Section 9.3 No Waiver; Remedies Cumulative. Failure by RP or any Lender, at any time or times, to require strict performance by Company, the other Loan Parties and their respective Subsidiaries of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of RP or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by RP and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of RP and the Lenders under this Agreement and the other Loan Documents are cumulative. RP and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by RP or any Lender of one right or remedy is not an election, and RP’s or any Lender’s waiver of any Event of Default is not a continuing waiver. RP’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

Section 9.4 Demand Waiver. Company and each other Loan Party waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by RP or any Lender on which Company or any Subsidiary is liable.

ARTICLE 10

NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail transmission with an acknowledgement of receipt being produced by the recipient’s email account; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or electronic mail address indicated below. Any of RP, Lender or Company (on behalf of itself and the other Loan Parties) may change its mailing address or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Article 10. So long as the Lenders consist of RP and/or Affiliates of RP, any notice, report or other information required to be delivered to the Lenders under this Agreement or any other Loan Document shall be deemed delivered upon delivery of such notice, report or such other information to RP.

If to Company or any other Loan Party:

CYTOKINETICS, INCORPORATED

350 Oyster Point Boulevard

South San Francisco, CA 94080

Attn: General Counsel

Email: [ * ]

with a copy (which shall not constitute notice) to:

Cooley LLP

3 Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention: Gian-Michele a Marca

Email: [ * ]

If to RP:

ROYALTY PHARMA DEVELOPMENT FUNDING, LLC

110 E. 59th Street, Suite 3300

New York, NY 10022

Attention: General Counsel

Email: [ * ]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn: Kristopher Ring and Jacqueline Mercier

Email: [ * ]

ARTICLE 11

CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

Section 11.1 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 11.2 JURISDICTION; VENUE.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND COMPANY AND ITS SUBSIDIARIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. COMPANY AND ITS SUBSIDIARIES HEREBY AGREE THAT A FINAL

JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF COMPANY AND ITS SUBSIDIARIES HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. COMPANY AND ITS SUBSIDIARIES AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON COMPANY AND ITS SUBSIDIARIES IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO ARTICLE 10 HEREOF.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF COMPANY AND ITS SUBSIDIARIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

ARTICLE 12

GENERAL PROVISIONS

Section 12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Company may not transfer, pledge or assign this Agreement or any rights or obligations under it without RP’s and each Lender’s prior written consent (which may be granted or withheld in RP’s and each Lender’s discretion, subject to Section 12.6). The Lenders have the right, without the consent of or notice to Company, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement, any Promissory Note and the other Loan Documents. [ * ]. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any prohibited transfer, pledge or assignment under this Agreement or any other Loan Document shall be absolutely void ab initio.

Section 12.2 Indemnification. Company agrees to indemnify, defend and hold RP and the Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing RP or the Lenders (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents between RP, and/or the Lenders and Company (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Company hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Company, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by RP or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

[ * ]

Section 12.4 Severability of Provisions. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 12.5 Payments Set Aside. To the extent that any payment by or on behalf of Company, any other Loan Party or any of their respective Subsidiaries is made to RP or any Lender, or RP or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by RP or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy law, debtor relief law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, (b) all guarantees, security documents (including any Liens on the Collateral granted thereunder) and other documents provided under Section 6.11 shall automatically spring back into existence and be in full force and effect without any action by any Person, and (c) Company shall, and shall cause each of its applicable Subsidiaries to, execute and deliver such documents and take such other actions reasonably requested by any Lender in connection with effectuating any of the foregoing (including entering into new such guarantees, security documents and such other documents or reaffirming, ratifying and acknowledging the enforceability and effectiveness of such guarantees, security documents and other documents referenced in clause (b) above).

Section 12.6 Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Company or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Company, RP and the Required Lenders provided that:

(i) [Reserved];

(ii) no such amendment, waiver or modification that would affect the rights and duties of RP shall be effective without RP’s written consent or signature;

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan (B) postpone the date fixed for, or waive, any payment of principal of any Loan or of interest on any Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) amend, waive or otherwise modify this Section 12.6 or the definitions of the terms used in this Section 12.6 insofar as the definitions affect the substance of this Section 12.6; (E) consent to the assignment, delegation or other transfer by Company of any of its rights and obligations under any Loan Document or release Company of its payment obligations under any Loan Document, except, in each case with respect to this clause (E), pursuant to a merger or consolidation permitted pursuant to this Agreement; (F) amend any of the provisions of Section 9.2 or amend any of the definitions of Pro Rata Share, or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments or setoffs hereunder; or (G) amend any of the provisions of Section 12.10. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (F) and (G) of the preceding sentence;

(iv) the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Lenders and RP pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Loan Documents only in the event of the unanimous agreement of all Lenders.

(v) Other than as expressly provided for in Section 12.6(a)(i)-(iii), RP may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Company.

(vi) This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

Section 12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

Section 12.8 Termination and Survival.

(i) This Agreement shall terminate upon:

(a) mutual written agreement of Company and the Lenders; or

(b) Company’s satisfaction of all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) under this Agreement and the other Loan Documents.

(ii) Subject to clause (iii) below, all covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to clause (i) above. The obligation of Company in Section 12.2 to indemnify each Lender and RP, as well as the confidentiality provisions in Article 13 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

(iii) For Scenario 1, Articles 3, 5, 6, 7 (except Section 7.1(a)) and 8 (except Section 8.1 and except, solely as it relates to the last sentence of Section 2.2(b), Section 8.2(a)(ii)) shall automatically cease to be in full force and effect upon payment in full of the Schedule Payments (other than the Scenario 1 Royalty Payments) or the Final Payment, as applicable; provided that following any such payment in full, Section 4 of the First Amendment to Omecamtiv Purchase Agreement shall be incorporated herein, and shall apply to the Company and its Affiliates as if stated herein, mutandis mutatis, provided that the refence to “Purchased Royalty” therein shall instead refer to the Royalty (which, for the avoidance of doubt, shall continue to be payable hereunder) and references to the “Compound” therein shall instead refer to the Product.

Section 12.9 [Reserved].

Section 12.10 Cooperation of Company. If necessary, Company agrees to (i) execute any documents (including new Promissory Notes) reasonably required to effectuate and acknowledge each assignment of a Loan to an assignee in accordance with Section 12.1, (ii) make Company’s management available to meet with RP and prospective participants and assignees of Credit Extensions (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing) during normal business hours and upon reasonable prior written notice (unless an Event of Default has occurred and is continuing), and (iii) assist RP or the Lenders in the preparation of information relating to the financial affairs of Company as any prospective participant or assignee of a Loan reasonably may request. Subject to the confidentiality provisions in Article 13, Company authorizes each Lender to disclose to any prospective participant or assignee of a Loan, any and all information in such Lender’s possession concerning Company and its financial affairs which has been delivered to such Lender by or on behalf of Company pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Company in connection with such Lender’s credit evaluation of Company prior to entering into this Agreement.

ARTICLE 13

CONFIDENTIALITY

Section 13.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties hereto agree that, for the term of this Agreement and for [ * ] each Lender shall keep confidential and shall not publish or otherwise disclose to Third Parties and shall not use for any purpose other than (I) to monitor, administer and enforce this Agreement and (II) as otherwise provided for in this Agreement or any other Loan Document (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the Loan Parties directly relating to the transactions contemplated hereunder and delivered pursuant to this Agreement (such information, “Confidential Information” of the Loan Parties), except for that portion of such information that:

(a) was already known to such Lender, other than under an obligation of confidentiality, at the time of disclosure by the Loan Parties;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to such Lender;

(c) became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of such Lender or its Representatives in breach of this Agreement;

(d) is independently developed by such Lender or any of its Affiliates, as evidenced by written records, without the use or reference of the Confidential Information;

(e) was disclosed to such Lender, other than under an obligation of confidentiality by a Third Party who had no obligation to such Lender not to disclose such information to others; or

(f) is subsequently disclosed to such Lender on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Section 13.2 Authorized Disclosure. Any Lender may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(a) prosecuting or defending litigation;

(b) complying with applicable laws and regulations, including regulations promulgated by a global stock market or securities exchanges;

(c) complying with a valid order of a court of competent jurisdiction or other governmental entity;

(d) disclosure to its Representatives for the sole purpose of enabling such Representatives to provide advice to such Lender on a need-to-know basis, provided that each of such recipients of Confidential Information must be bound by customary obligations of confidentiality and non-use at least as stringent as those imposed upon the parties pursuant to Section 13.1 prior to any such disclosure;

(e) upon the prior written consent of the Loan Parties;

(f) prospective Lenders or participants, subject to such Persons agreeing to be bound by the provisions of this Article 13;

(g) in connection with exercising rights or remedies under the Loan Documents, the Transaction Agreements or any related documents; or

(h) disclosure to actual and potential acquirors, investors and other sources of funding, including underwriters, debt financing, royalty financing partners, or co-investors, and their respective attorneys, accountants, consultants, financial advisors and other professional representatives (“Financial Advisors”); provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction, funding transaction or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality prior to any such disclosure;

provided that, in the event such Lender is required to make a disclosure of the Confidential Information of the Loan Parties pursuant to Sections 13.2(b), or (c), it will, except where impracticable (or prohibited), give reasonable advance written notice to the Loan Parties of such disclosure and use reasonable efforts to secure confidential treatment of such information.

Each Lender shall be liable to the Loan Parties for any breach by its Affiliates or Representatives, if any such Person violates the terms of its confidentiality obligation or any of the terms set forth in this Agreement as if such Person was a party hereto.

Each Lender hereby acknowledges that Company may from time to time provide such Lender with information that may constitute material non-public information with respect to itself and Licensees. Company makes no representation or warranty and assumes no duty to inform any Lender whether any information delivered to such Lender pursuant to this Agreement constitutes material non-public information. Each Lender hereby agrees that it shall not, and shall cause its Affiliates or Representatives to not, trade any securities of Company while in possession of any information received by it from Company pursuant to this Agreement, in each case, in violation of applicable securities laws.

ARTICLE 14

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“2022 DFA” means that certain Development Funding Loan Agreement dated as of January 7, 2022 (as amended by the Consent and Amendment dated as of June 30, 2022, the Second Amendment dated as of December 8, 2022, and that certain Third Amendment dated as of the Effective Date, by and between the Company and RP (“Third Amendment to 2022 DFA”) and as may be further amended, restated, supplemented or otherwise modified from time to time).

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Aficamten Purchase Agreement” means the Revenue Participation Right Purchase Agreement dated as of January 7, 2022, as amended by that certain Amendment No. 1 to Revenue Participation Right Purchase Agreement, dated as of the Effective Date, by and between Company and Royalty Pharma Investments 2019 ICAV (the “First Amendment to Aficamten Purchase Agreement”), and as may be further amended, restated, supplemented or otherwise modified from time to time.

“Agreement” is defined in the preamble hereof. “Annual Projections” is defined in Section 6.2(a).

“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Payment Amount” means (a) in all instances and circumstances other than pursuant to clause (b), clause (c) and clause (d) directly below, the Scheduled Payments, (b) upon an acceleration pursuant to Section 9.1(a) following the occurrence of an Event of Default, the Regular Default Payment or the Specified Default Payments, as applicable, and, without duplication, all True-Up Payments, and subsequent Royalty payments,(c) upon a Change of Control described in Section 2.8, the Payment Upon Change of Control, in each case, as applicable, or (d) upon a voluntary prepayment described in Section 2.2(d), the Final Payment and, without duplication, all True-Up Payments and subsequent Royalty Payments. The “Applicable Payment Amount” shall not be less than zero. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Royalty (and all future Royalty payments) shall continue to exist and be payable after (and not be terminated from) the making any of the payments referenced in the immediately preceding sentence of this definition (except in connection with the making of the Payment Upon Change of Control pursuant to clause (c) of this definition, but in such case, subject to the Catch Up Royalty Payment and the provisos set forth in Section 2.2(b)(i)(A)).

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or I a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Buy-Out Notice” is defined in Section 2.8(a).

“Buy-Out Option” is defined in Section 2.8(a).

“Business Day” is any day that is not a Saturday, Sunday or legal holiday on which banks in San Francisco, California and New York, New York, are open for the conduct of their commercial banking business.

“Cash Management Obligations” means obligations (in each case, except for business credit cards and overdraft protection, to the extent not constituting a line of credit) in respect of treasury, depository, overdraft, cash pooling, credit or debit cards (including non-card electronic payables), credit card processing services, electronic funds transfer (including automated clearing house funds transfers), and other cash management arrangements, in each case, entered into in the ordinary course of business of the Company.

“Catch Up Royalty Payment” is defined in Section 2.2(b).

“Change of Control” means (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of the Company’s assets (other than any such sale or other disposition to a Subsidiary (as defined in the CK-586 PRA) or Affiliate (as defined in the CK-586 PRA) of the Company), on a consolidated basis; or (b) a merger or consolidation as a result of which the shareholders of the Company immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a [ * ] of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of the Company’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for the Company’s stock or the issuance, sale or exchange of stock of the Company) if the shareholders of the Company immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, possess, directly or indirectly through one or more intermediaries, [ * ] of the voting power of all of the Company’s or its successor’s or its ultimate parent company’s outstanding stock and other securities and the power to elect a majority of the members of the Company’s or its successor’s or its ultimate parent company’s board of directors..

“Clinical Trial” means any clinical investigation of a drug conducted on human subjects, as that term is defined in FDA regulations at 21 C.F.R. § 312.3 or as prescribed by the regulatory authority in a country or jurisdiction outside the United States.

“CK-586 Financing” means, solely to the extent the “Additional Investment Opt-In Right” (as defined in the CK-586 PRA) is not exercised pursuant to Section 2.3 of the CK-586 PRA by the deadline provided therein (after giving effect to all extensions thereof) as permitted by the CK-586 PRA, and solely after such time (if ever), any Indebtedness incurred by Company or its Subsidiaries that is secured solely by the CK-586 Product Assets; provided that if such Indebtedness is a Triggering CK-586 Financing, then such Indebtedness shall be required to satisfy all of the conditions, and meet all of the requirements, set forth in Section 6.11 prior to, or at the time of, being incurred by Company or such Subsidiary.

“CK-586 PRA” means that certain CK-586 Revenue Participation Right Purchase Agreement, dated as of the Effective Date, by and between Royalty Pharma Investments 2019 ICAV and the Company, as amended, restated, supplemented or otherwise modified from time to time.

“CK-586 Product” means any pharmaceutical that contains the Company’s proprietary small molecule cardiac myosin inhibitor product, referred to as CK-586, and any current or future forms thereof, including any reformulations, prodrugs, metabolites, racemates, deuterated forms, pharmaceutical hydrates, solvates, salts, crystalline, bases, esters, isomers, optical isomers, or polymorphs thereof, in any strength, form, formulation, regimen, administration or delivery route.

“CK-586 R&D Costs” means the “R&D Costs” as defined in the CK-586 RPA

“CK-586 Subsidiary” means a Subsidiary that (a) is bankruptcy remote and for which no liabilities or obligations thereof are responsibilities of, guaranteed by or recourse to, any Loan Party or any of its other Subsidiaries that are not CK-586 Subsidiaries, (b) is established solely for the purpose of Developing and Commercializing CK-586, (c) holds no assets other than Excluded Product Assets, (d) does not guarantee or otherwise provide credit support for any Indebtedness of any Loan Party or any of its other Subsidiaries that are not CK-586 Subsidiaries(other than, to the extent constituting Indebtedness, the obligations under the CK-586 PRA), and (e) has no agreements or other arrangements with any Loan Party or any of its other Subsidiaries, other than customary intercompany licensing agreements, research and development agreements, management agreements and other services agreements (including to provide for the payment of CK-586 R&D Costs), in each case of this clause (e), that are entered into (i) in the ordinary course of business or in the ordinary course of business for a similar ring-fenced transaction for a bankruptcy-remote Subsidiary similar to any applicable CK-586 Subsidiary and (ii) fair and reasonable terms that are no less favorable to a Loan Party (or such other Subsidiary) than would be obtained in an arm’s length transaction with a non-affiliated Person, and (g) receives no investments (and no Investments) or other support of any kind from any Loan Party or any of its other Subsidiaries other than as expressly permitted by clause (g) of the definition of “Permitted Investments”.

“Claims” are defined in Section 12.2.

“Co-Commercialization Agreement” means any agreement to which Company or any of its Subsidiaries is a party pursuant to which [ * ].

“COC Transaction” is defined in Section 2.8(a).

“Code” is the Internal Revenue Code of 1986, as amended.

“Commercialize” or “Commercialization” or “Commercializing” means any and all activities directed to exclusive licensing, marketing, promoting, distributing, importing, exporting, offering to sell, or selling a product, including commercial manufacturing activities.

“Communication” is defined in Article 10.

“Company” is defined in the preamble hereof.

“Company’s Books” are Company’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Company’s or its Subsidiaries’ assets or liabilities, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Concurrent Agreements” means the CK-586 PRA, First Amendment to Aficamten Purchase Agreement, Third Amendment to 2022 DFA, the bills of sale thereunder and all related documents with respect thereto. For the avoidance of doubt, none of the Loan Documents are Concurrent Agreements.

“Concurrent Transactions” is defined in the second paragraph of the preamble to this Agreement.

“Confidential Information” is defined in Section 13.1.

“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Company and its Subsidiaries delivered to the Lenders pursuant to Section 6.2(a) at such date.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Loan or any other extension of credit by RP or Lenders for Company’s benefit pursuant to this Agreement or any other Loan Document.

“Customary Intercreditor Agreement” is defined in Section 6.11(a).

“Default Rate” is defined in Section 2.3(b).

“Develop” or “Developing” means engaging in manufacturing, preclinical, clinical, or other research and development activities (including manufacturing activities related thereto) directed towards obtaining Marketing Approval. “Development” means the process of Developing.

“Disbursement Letter” is that certain form attached hereto as Exhibit B.

[ * ]

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” is defined in the preamble of this Agreement.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“Equity Interests” means, with respect to any Person, any of the shares (including American depositary shares or receipts) or shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares (including American depositary shares or receipts) or shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares (including American depositary shares or receipts) or shares of capital stock of (or other ownership, membership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares (including American depositary shares or receipts), warrants, options, rights or other interests are outstanding on any date of determination; provided that “Equity Interests” shall not include any debt securities and other Indebtedness convertible into or exchangeable for any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Article 8.

“Excluded Product” means any compound, molecule or other pharmaceutical product developed or licensed by Company (or any of its Subsidiaries) that (x) is not the Product, or (y) does not contain or comprise the Product. For the avoidance of doubt, the Excluded Product shall include reldesemtiv, a fast skeletal muscle troponin activator developed by Company.

“Excluded CK-586 Product Related Assets” means, collectively, (a) “Product Assets” (as defined in the CK-586 PRA) solely related to the CK-586 Product owned by Company or any of its Subsidiaries including (i) all cash and cash equivalents that are “proceeds” (as defined in the UCC) thereof to the extent (A) traceable solely from such sale, license or deposition from such sale, license or disposition of such “Product Assets” (as defined in the CK-586 PRA) or (B) traceable solely from the proceeds of any CK-586 Financing, and (ii) any deposit or securities accounting holding such traceable cash and equivalent proceeds referred to in clause (i) directly above.

“Excluded Product Assets” means, collectively, Company’s and its Subsidiaries’ rights, title and interests in any Excluded Product (including all inventory, raw material and work in progress of such Excluded Product) and product rights solely related to Excluded Products (including, without limitation, (w) any Intellectual Property or other intellectual property rights, (x) regulatory filings, submissions and approvals with or from any regulatory authorities, including any clinical data thereunder, (y) any in-licenses, and (z) out-licenses, in each case, solely related to Excluded Products) owned, licensed or otherwise held by Company or any of its Affiliates and any proceeds thereof, including (i) all accounts receivable and payment intangibles solely resulting from the sale, license or other disposition of such Excluded Product by Company or its Subsidiaries, (ii) cash and cash equivalents to the extent traceable solely from such sale, license or deposition in the foregoing clause (i), and (iii) any deposit or securities accounts holding such cash and equivalents and/or proceeds of such accounts receivable and payment intangibles in the foregoing clauses (i) and (ii).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with the last sentence of Section 2.6 and (d) any withholding Taxes imposed under FATCA.

“Existing Convertible Indebtedness” is those certain 4.0% convertible senior notes due 2026 issued by Company on November 13, 2019 in an aggregate principle amount of $138,000,000 and those certain 3.5% convertible senior notes due 2027 issued by Company on July 6, 2022 in an aggregate principle amount of $540,000,000, in each case, in the form in effect as of such date.

"Existing Purchase Documents" means (a) the Aficamten Purchase Agreement, (b) Omecamtiv Purchase Agreement, and (c) any documents related to the foregoing in clause (a) or clause (b). For the avoidance of doubt, none of the Loan Documents are Existing Purchase Documents.

“FATCA” means:

(a) sections 1471 to 1474 of the Code or any associated regulations;

(b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in clause (a) above; or

(c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in clause (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FDA” means the Food and Drug Administration of the United States, or any successor entity thereto.

“FDA Approval” means Marketing Approval of the Product by the FDA.

“Final Payment” is a cash payment equal to the sum of (A) (I) if the Company is in Scenario 2, 237.5% of the principal amount of the Loan, and (II) if the Company is in Scenario 1, Scenario 3 or Scenario 4, 227.5% of the principal amount of the Loan, plus (B) all Lenders’ Expenses, plus (C) all other outstanding Obligations (other than inchoate indemnity and expense reimbursement obligations that have not yet been asserted and other than, subject to the provisos in Section 2.2(b), Royalty payments not yet due and payable for calendar quarters occurring after such date of cash payment), plus (D) interest at the Default Rate, if any, pursuant to Section 2.3(b) with respect to all Obligations (other than any Royalty payments not yet due and payable for calendar quarters occurring after such cash payment is made), minus (E) the sum, without duplication, of all payments that have been paid in cash to the Lenders pursuant to Section 2.2(b) prior to the date of determination. The “Final Payment” shall not be less than zero.

“Final Payment Make Whole Amount” means as of any date of determination, the result of (i) the Final Payment as of such date of determination, minus (ii) the outstanding principal amount of such Loan as of such date of determination, as calculated by RP in good faith; provided, however, that the Final Payment Make Whole Amount shall not be less than zero.

“First 18Q Royalty Component Payment Amount” is defined in Schedule 2.2(b).

“First Amendment to Aficamten Purchase Agreement” has the meaning set forth in the definition of Aficamten Purchase Agreement.

“First Amendment to Omecamtiv Purchase Agreement” has the meaning set forth in the definition of Omecamtiv Purchase Agreement.

"Floor Amount” is defined in Schedule 2.2(b).

“Foreign Subsidiary” is any Subsidiary of Company that is not organized in the United States or any state or territory thereof.

“Funding Date” is any date on which a Credit Extension is made to or on account of Company which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“Governmental Approval” is (a) for purposes of Section 6.1(b) and Section 6.10(b), any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration issued by any Governmental Authority and (b) for all other purposes in the Loan Documents (including, without limitation, Section 5.1), any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of the Lenders.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Immaterial Foreign Subsidiary” means, as of any date of determination, any Foreign Subsidiary of Company that [ * ].

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of Company that [ * ].

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initiation” of a Clinical Trial means the first dosing (whether with the drug or placebo) of the first human subject or patient enrolled in such Clinical Trial or the specified cohort of such Clinical Trial (as applicable).

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

willful misconduct.“Insolvent” means not Solvent.

“Intellectual Property” means all of Company’s or any Subsidiary’s right, title and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to Company or any of its Subsidiaries;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest, other securities or other Equity Interests), and any loan, advance, payment or capital contribution to any Person.

“Ji Xing” means Ji Xing Pharmaceuticals Limited, a company organized under the laws of the Cayman Islands.

“Ji Xing Collaboration Agreements” means, collectively, (i) that certain License and Collaboration Agreement, dated as of July 14, 2020, between the Company and Ji Xing and (ii) that certain License and Collaboration Agreement, dated as of December 20, 2021, between the Company and Ji Xing, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Joint Venture” is, with respect to any Person, other than any Subsidiary of such Person, any other Person of which at least [ * ] of the voting stock or other Equity Interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person, its Affiliates or through one or more intermediaries.

“Knowledge” is defined in Section 5.12.

“Lender” is any one of the Lenders.

“Lenders” means RP and each assignee or transferee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are all audit fees and out-of-pocket expenses, costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees and filing fees) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by the Lenders in connection with the Loan Documents; provided that attorney’s fees and expenses for preparing and negotiating the Loan Documents that are incurred prior to the Effective Date shall not be Lenders’ Expenses.

“License” means a grant of any rights, intellectual property, or Marketing Approvals associated with or covering the Product for making, Developing, Commercializing or otherwise exploiting the Product in the Territory.

“Licensee” means a Third Party or an Affiliate of Company that is granted a License, regardless of whether such License is granted by Company, an Affiliate of Company, or another Licensee.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance on assets, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, each Disbursement Letter, each Promissory Note, any note, or notes or guaranties executed by Company or any other Person, and any other present or future agreement entered into by Company, any Guarantor or any other Person for the benefit of the Lenders and RP in connection with this Agreement (and any guarantee, security agreement, any Customary Intercreditor Agreement or other document provided or entered into by Company, any of its Subsidiaries or any other Person pursuant to Section 6.11 or pursuant to Section 12.5); all as amended, restated, supplemented or otherwise modified from time to time. For the avoidance of doubt, none of the Concurrent Agreements or Existing Purchase Documents shall constitute Loan Documents.

“Loan” is defined in Section 2.2(a) hereof.

“Loan Party” is each of Company and any Subsidiary of Company that is a co-borrower, co-obligor, co-royalty (or revenue producer) obligor or Guarantor hereunder.

"Major European Country” means each of [ * ].

“Market Capitalization” means, with respect to a Person, as of the date of determination, an amount equal to (a) the total number of issued and outstanding shares of common Equity Interests of such Person on such date, multiplied by (b the arithmetic mean of closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding such date.

“Marketing Approval” means with respect to the Product in any jurisdiction, approval from the applicable Governmental Authority sufficient for the promotion and sale of the Product in such jurisdiction in accordance with applicable law.

“Material Adverse Change” is [ * ].

“Maturity Date” means the 10-year anniversary of the Funding Date of the Loan.

“Milestone Event” means the occurrence of any of the following events: (a) Company shall have made aggregate payments pursuant to Section 2.2(b) equal to the principal amount of the loans advanced pursuant to Section 2.2(a); or (b) the Market Capitalization of Company is at least [ * ].

“NDA” means a new drug application or a biologics license application, including all supplements and amendments thereto and all necessary documents, data, and other information concerning a product, required for Marketing Approval of the product as a pharmaceutical product.

“NDA Acceptance” means the acceptance by the FDA of an NDA for a drug product for filing pursuant to 21 C.F.R. §314.01 (as evidenced by receipt of a “day-74 letter” or equivalent written communication).

“Net Sales” means [ * ].

“Obligations” are all of Company’s obligations to pay when due any debts, principal, interest, royalties (including, without limitation, any Royalty payment and any current or future amounts with respect to the Royalty), revenue interests, Lenders’ Expenses, and other amounts Company owes the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, or otherwise, including, without limitation, interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, royalties (including, without limitation, any Royalty payment and any current or future amounts with respect to the Royalty), revenue interests or obligations of Company assigned to the Lenders and/or RP, and the performance of Company’s duties, responsibilities and obligations (including any payment obligations) under the Loan Documents, including, without limitation, the Final Payment Make Whole Amount, Payment upon Change of Control Make Whole Amount, the Regular Default Payment Make Whole Amount, the Specified Default Payment Make Whole Amount, the Final Payment, Payment upon Change of Control, the Regular Default Payment and the Specified Default Payment. For the avoidance of doubt, “Obligations” shall not include any obligations under the Concurrent Agreements or the Existing Purchase Documents.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“omecamtiv mecarbil” means the Company’s proprietary small molecule cardiac myosin activator product, referred to as omecamtiv mecarbil, and any current or future forms thereof, including any reformulations, prodrugs, metabolites, racemates, deuterated forms, pharmaceutical hydrates, solvates, salts, crystalline, bases, esters, isomers, optical isomers, or polymorphs thereof, in any strength, form, formulation, regimen, administration or delivery route.

“Omecamtiv Purchase Agreement” means that certain Royalty Purchase Agreement, dated as of February 1, 2017, by and between Company and RPI Finance Trust, as amended by Amendment No. 1 to Royalty Purchase Agreement dated as of January 7, 2022 (the “First Amendment to Aficamten Purchase Agreement”), and as may be further amended, restated, supplemented or otherwise modified from time to time.

“Operating Documents” are, for any Person, such Person’s formation documents, and (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Option Exercise Period” in defined in Section 2.8(a).

“Original Transaction” is defined in Section 2.8(a).

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.1).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment upon Change of Control” is calculated as of the date the COC Transaction is consummated as follows, subject to the provisos in Section 2.2(b)(i)(A):

(a) If the COC Transaction is consummated (1) prior to such time as RP has received [ * ] of the principal amount of the Loan, and (x) on or prior to the first anniversary of the Funding Date of the Loan, an amount equal to [ * ] of the principal amount of the Loan; (y) after the first anniversary of the Funding Date of the Loan and on or prior to the second anniversary of such Funding Date, an amount equal to [ * ] of the principal amount of the Loan; or (z) after the second anniversary of the Funding Date of the Loan, an amount equal to [ * ] of the principal amount of the Loan, or (2) on or after RP has received [ * ] of the principal amount of the Loan, the Final Payment amount for the applicable scenario; minus

(b) the sum, without duplication, of all payments that have been paid in cash to the Lenders pursuant to Section 2.2(b) prior to the date the COC Transaction is consummated; plus

(c) all Lenders’ Expenses; plus

(d) without duplication, all other outstanding Obligations ((i) other than inchoate indemnity and expense reimbursement obligations that have not yet been asserted and (ii) other than, subject to the provisos in Section 2.2(b), Royalty payments in Scenario 1 that are due or payable for calendar quarters occurring after such time of determination as specified in Schedule 2.2(b)), plus, interest at the Default Rate, if any, pursuant to Section 2.3(b),with respect to all Obligations (other than any Royalty payments not yet due and payable for calendar quarters occurring after such cash payment is made)

The “Payment upon Change of Control” shall not be less than zero.

“Payment upon Change of Control Make Whole Amount” means as of any date of determination, the result of (i) the Payment upon Change of Control as of such date of determination, minus (ii) the outstanding principal amount of the Loan as of such date of determination, as calculated by RP in good faith; provided, however, that the Payment upon Change of Control Make Whole Amount shall not be less than zero.

“Permitted Company” means [ * ].

“Permitted Convertible Indebtedness” is defined in Section 7.4.

“Permitted Equity Derivatives” shall mean any forward purchase, accelerated share purchase, call option, warrant transaction or other equity derivative transactions relating to any Permitted Convertible Indebtedness of Company.

“Permitted Investments” means:

(a) [ * ];

(b) Investments by any Subsidiary that is not a Loan Party in any Loan Party or Subsidiary that is not a Loan Party;

(c) [ * ];

(d) [ * ];

(e) [ * ];

(f) [ * ]; and

(g) [ * ].

For the avoidance of doubt, any Investments made in compliance with clause (e)(i)(y) or clause (e)(ii)(y) of this definition or the last proviso in this definition on a certain day shall continue to be a Permitted Investment after such day, notwithstanding any [ * ] after such day.

“Permitted License” means: [ * ].

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (b) customary banker’s liens for collection or rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with depositary institutions; (c) any anti-assignment provisions (solely to the extent any such assignment restriction could not be rendered ineffective pursuant to the UCC or any other applicable law or principles of equity) in any Permitted License (or in any in-license or contract, in each case, entered into in the ordinary course permitted under this Agreement); (d) Liens in the nature of right of setoff in favor of counterparties to contractual agreements with the Company in the ordinary course of business; (e) Liens securing Indebtedness permitted by clause (e) of the definition of “Permitted Secured Indebtedness” to the extent such Liens and Indebtedness is covered by a Customary Intercreditor Agreement to the extent required by (ore requested under) Section 6.11; (f) Liens on cash and cash equivalents of Company with respect to Indebtedness permitted by clause (b) or clause (c) of the definition of “Permitted Secured Indebtedness”; (g)(i) any retained rights of a licensor under any in-license entered into in the ordinary course of business or (ii) any out-bound Permitted License provided to a licensee permitted under this Agreement; and (h) any Liens in favor of Lenders or RP.

“Permitted Secured Indebtedness” means: [ * ].

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Phase 3 Success Criteria” means, with respect to the Product, meeting the composite primary endpoint of the first event, whichever occurs first, comprising of cardiovascular death, heart failure event, LVAD implementation/cardiac transplantation, or stroke, with a hazard ratio (HR) of less than 0.85 and cardiovascular death endpoint HR of less than 1.0 in a Phase 3 Clinical Trial.

“Phase 3 Clinical Trial” means, with respect to the Product in any jurisdiction, a clinical trial of the Product in subjects that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to generate data and results that can be submitted to obtain Marketing Approval for the Product in such jurisdiction.

“Prime Rate” means the rate of interest per annum from time to time published in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of the Wall Street Journal, becomes unavailable for any reason, the “Prime Rate” shall be the average of the five (5) largest U.S. money center commercial banks, as determined by RP in its sole discretion.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Loans held by such Lender by the aggregate outstanding principal amount of all Loans.

“Product” means any pharmaceutical product containing or comprising omecamtiv mecarbil.

“Product Assets” means the Company’s and its Affiliates’ rights, title and interests in omecamtiv mecarbil (including all inventory) and Seller Patent Rights (as defined in the Omecamtiv Purchase Agreement) owned, licensed or otherwise held by the Company or any of its Affiliates and any proceeds thereof, including all accounts receivable and general intangibles resulting from the sale, license or other disposition of omecamtiv mecarbil by the Company or its Affiliates; provided, however, that, upon a Change of Control (as defined in the Omecamtiv Purchase Agreement) of the Company, no Patents (as defined in the Omecamtiv Purchase Agreement) owned, in-licensed or otherwise held by the acquiring entity (or any of its Affiliates existing prior to such Change of Control (as defined in the Omecamtiv Purchase Agreement) or acquired after such Change of Control (as defined in the Omecamtiv Purchase Agreement)) as of immediately prior to the closing of such Change of Control (as defined in the Omecamtiv Purchase Agreement) (or in the case of an acquired Affiliate, as of immediately prior to the closing of such acquisition) will be deemed “owned, licensed or otherwise held” for the purposes of this definition. Notwithstanding the foregoing, “Product Assets” shall not include raw materials, work in progress, deposit or securities accounts, chattel paper, instruments, cash or cash equivalents.

“Promissory Note” is defined in Section 2.4.

“Purchase Agreement” is defined in Section 3.1(j).

“Quarterly Deadline” means: (i) with respect to each of the first three calendar quarters in each calendar year, forty-five (45) calendar days after the end of such calendar quarter and (ii) with respect to last calendar quarter in each calendar year, seventy-five (75) calendar days after the end of such calendar quarter.

“Regular Default Payment” is a cash payment in an amount equal to the sum of (A) if the Company is (I) in [ * ], [ * ] of the principal amount of the Loan, (II) in [ * ], [ * ] of the principal amount of the Loan, plus (B) all Lenders’ Expenses, plus (C) all other outstanding Obligations (other than inchoate indemnity and expense reimbursement obligations that have not yet been asserted), plus (D) interest at the Default Rate with respect to all Obligations (other than any Royalty payments not yet due and payable for calendar quarters occurring after such cash payment is made), minus (E) the sum, without duplication, of all payments that have been paid in cash to the Lenders pursuant to Section 2.2(b) prior to the date of determination. The “Regular Default Payment” shall not be less than zero.

“Regular Default Payment Make Whole Amount” means, as of any date of determination, the result of (i) the Regular Default Payment as of such date of determination, minus (ii) the outstanding principal amount of such Loan as of such date of determination, as calculated by RP in good faith; provided, however, that the Default Make Whole Amount shall not be less than zero.

“Repayment Notice” is defined in Section 2.8.

“Representative” means, with respect to any Person, any director, employee, attorney, independent accountant, consultant or financial advisor of such Person.

“Required Lenders” means Lenders holding more than fifty (50%) of the sum of (i) the outstanding principal balance of the Loans.

“Requirement of Law” is as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Company acting alone.

“Ring-Fenced CK-586 Financing” means a CK-586 Financing that meets one of the following conditions: (i) such CK-586 Financing (a) is structured as a “true sale” of royalties or revenues on customary terms and conditions for such transactions (it being agreed that the terms of the CK-586 PRA and the Purchase Agreement shall be deemed customary), and (b) does not include any put or default provisions that could result in the acceleration of payment of such royalties or revenues or a multiple of invested capital or other amounts becoming payable or liquidated damages or similar provisions, or (ii) such CK-586 Financing is effectuated through one or more CK-586 Subsidiaries and is non-recourse to Company and its other Subsidiaries (other than representations, warranties and “bad person” indemnities that are customary and market for non-recourse structured and bankruptcy remote transactions) and does not include liquidated damages or similar provisions that are recourse to Company or its other Subsidiaries.

“Royalty” means an amount equal to two percent (2%) of the aggregate Net Sales during each subject calendar quarter in each country in the world.

“Royalty Purchase Territory” means worldwide.

“RP” is defined in the preamble hereof.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Scenario 1” means both (a) the Phase 3 Success Criteria are achieved by June 30, 2028, and (b) FDA Approval is received on or prior to December 31, 2029; provided that, if it is indeterminable whether the Company is in Scenarios 1, 2, 3, or 4, then the Company shall be deemed to be in Scenario 1.

“Scenario 1 Royalty Payment” is defined in Schedule 2.2(b).

“Scenario 2” means the Phase 3 Success Criteria are achieved by June 30, 2028, but no FDA Approval is received on or prior to December 31, 2029.

“Scenario 3” means the Phase 3 Success Criteria is not achieved on or prior to June 30, 2028.

“Scenario 4” means no Phase 3 Clinical Trial has been Initiated on or prior to June 30, 2026.

“Solvent” is, with respect to any Person: the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature.

“Specified Default Payment” is a cash payment in an amount equal to the sum of (A) the principal amount of the Loan, plus (B) the Specified Default Payment Make Whole Amount, plus (C) all Lenders’ Expenses, plus (D) all other outstanding Obligations (other than inchoate indemnity and expense reimbursement obligation that have not yet been asserted), plus (E) interest at the Default Rate with respect to all Obligations (other than any Royalty payments not yet due and payable for calendar quarters occurring after such cash payment is made), minus (F) the sum, without duplication, of all payments that have been paid in cash to the Lenders pursuant to Section 2.2(b) prior to the date of determination. The “Specified Default Payment” shall not be less than zero.

“Specified Default Payment Make Whole Amount” means, as of any date of determination, the result of (A) if the Company is (I) in Scenario 1, the sum of the present values of (a) (i) all unpaid Scheduled Payments set forth on Schedule 2.2(b), with the Royalty with respect thereto to be calculated based on projected Net Sales using projections of Wall Street sell-side analysts then covering Company, and (ii) all unpaid payments described in Section 2.2(b)(B)(y)-(z), in each case of clauses (a)(i) and (a)(ii) discounted to the date of determination at the Treasury Rate plus 0.50% and, for purposes of calculating such present values, if FDA Approval has not occurred prior to the date of determination, such FDA Approval shall be assumed to have occurred on the date of determination, (II) in Scenario 2, Scenario 3 or Scenario 4, the sum of the present values of all unpaid Scheduled Payments, discounted to the date of determination at the Treasury Rate plus 0.50%, minus (B) the outstanding principal amount of such Loan as of such date of determination, as calculated by RP in good faith; provided, however, that the Specified Default Payment Make Whole Amount shall not be less than zero.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other Equity Interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries. Unless the context otherwise requires, “Subsidiary” means a direct or indirect Subsidiary of Company.

“Taxes” is defined in Section 2.6.

“Third Amendment to 2022 DFA” has the meaning set forth in the definition of 2022 DFA.

“Third Party” means any party other than RP, any Lender, Company, any other Loan Party and each of their respective Affiliates and related funds.

“Topping Transaction” is defined in Section 2.8(a).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Company connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Transaction Agreements” means (a) the 2022 DFA, (b) the Concurrent Agreements, (c) the Existing Purchase Documents and (d) any documents related to any of the foregoing in clauses (a), (b) or (c).

“Treasury Rate” means as of any date, the rate of interest per annum on U.S. Treasury Notes having a maturity of 10 years as shown in the 10 year listing in the “this week” column under the heading “Treasury Constant Maturities” of the FEDERAL RESERVE statistical release FORM H 15 which has been most recently published (or, if for any reason that published rate as of a date not more than ten (10) days prior to the date of determination is not available, another rate determined by RP to be comparable, in its reasonable discretion, will be used for this purpose).

“Triggering CK-586 Financing” means a CK-586 Financing that is not a Ring-Fenced CK-586 Financing and is not entered into with a Lender (or Royalty Pharma Investments 2019 ICAV).

“True-Up Payment” means a cash payment in an amount equal to the result of (A) a First 18Q Royalty Component Payment Amount that would be payable with respect to a calendar quarter, minus (B) the Floor Amount (if any) for such calendar quarter; provided, however, that the True-Up Payment shall not be less than zero.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

COMPANY:

CYTOKINETICS, INCORPORATED

By:	/s/ Robert I. Blum

Name:	Robert I. Blum

Title:	President & Chief Executive Officer

LENDER:

ROYALTY PHARMA DEVELOPMENT FUNDING, LLC

By:	Royalty Pharma Holdings, Ltd., its Manager

By:	/s/ George Lloyd

Name:	George Lloyd

Title:	Director

Schedule 2.2(b)

Payment Schedule

Calendar Quarter*	Payment Amount* (each fixed dollar amount specified in each row below in this column is referred to as a “Floor Amount”)
1st	Greater of the Royalty or $5,000,000
2nd	Greater of the Royalty or $5,000,000
3rd	Greater of the Royalty or $5,000,000
4th	Greater of the Royalty or $5,000,000
5th	Greater of the Royalty or $6,000,000
6th	Greater of the Royalty or $6,000,000
7th	Greater of the Royalty or $6,000,000
8th	Greater of the Royalty or $6,000,000
9th	Greater of the Royalty or $8,000,000
10th	Greater of the Royalty or $8,000,000
11th	Greater of the Royalty or $8,000,000
12th	Greater of the Royalty or $8,000,000
13th	Greater of the Royalty or $8,000,000
14th	Greater of the Royalty or $8,000,000
15th	Greater of the Royalty or $8,000,000
16th	Greater of the Royalty or $8,000,000
17th	Greater of the Royalty or $8,000,000
18th	Greater of the Royalty or $8,000,000
19th and thereafter

The Royalty

The aggregate Payment Amounts in this chart for the 19th calendar quarter and each calendar quarter thereafter are referred to as “Scenario 1 Royalty Payment”.

The Royalty component of any Payment Amount for any calendar quarter prior to the 19th calendar quarter in this chart is referred to as a “First 18Q Royalty Component Payment Amount”.

*Commencing and payable in accordance with Section 2.2(b).